UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2011

Polar Wireless Corp.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54131
(Commission File Number)

20-4662814
 (IRS Employer Identification No.)

4440 PGA Blvd., Suite 600
Palm Beach Gardens, Florida 33410
 (Address of principal executive offices)(Zip Code)

(905) 881-8444
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective at the close of business, June 14, 2011, Kelly O’Dea resigned as President and Chief Executive Officer, of Polar Wireless Corp., a Nevada corporation (the “Company”).  Mr. O’Dea will remain Chairman of the Board of Directors.  George Perlin, currently a director of the Company, was appointed President and Chief Executive Officer concurrent with Mr. O’Dea’s resignation.

Mr. Perlin, age 52, has been responsible for leading all phases of Polar Wireless technology development. An engineer by training, Mr. Perlin has considerable commercial experience in launching patented technologies and services across North America and Europe.  Mr. Perlin has acted as a consultant regarding Fire Prevention Barriers and vertical and ground transportation to various businesses since 2008.  From September 1998 to 2008, Mr. Perlin served as President of Eveready Closures, of Concord, Ontario, Canada. From April 1991 to August 1998, Mr. Perlin acted as General Manager and VP of North American operation (EEC Inc) at Lift Components Manufacturing & Commerce GMBH, (LMC Group) of Wiedenzhausen, Germany.  From May 1985 to March 1991, Mr. Perlin was a Sales Engineer for Dover Elevator Corp. of Mississauga, Ontario, where he was responsible for the analyzing and writing specifications for vertical transportation, preparation of tenders and bids and direct sales, and the successful design, tender and completion of the BCE 2 project.  From June 1981 to May 1985, Mr. Perlin was employed as an Application Engineer/Assistant of Production Manager for an Affiliated Engineering Inc. and Mining division of Wajax Industries of Mississauga, Ontario, Canada. From 1977 to 1981, Mr. Perlin attended McMaster University of Hamilton, Ontario, Canada, where he earned Bachelor of Applied Science in 1981.

Mr. Perlin is not a party to any agreement, arrangement or interested transaction with the Company, does not have any arrangement or understanding with any other person, pursuant to which he was selected as a director, and is not appointed to any committees of the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Polar Wireless Corp. (Registrant)

Date: June 15, 2011	By:	/s/ G. Kelly O’Dea
Name: G. Kelly O’Dea
Title: Chairman of the Board of Directors

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